Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Stacey Giglio
+1 917-519-6994	+1 321-525-4607
wdavis@gogoair.com	sgiglio@gogoair.com

Gogo Announces Third Quarter 2025 Results

Total Revenue of $223.6 million, up 122% Year-over-Year; Service Revenue of $190.0 million, up 132% Year-over-Year

Net Loss of $1.9 million, which includes a $15 million pre-tax acquisition-related earn-out accrual

Adjusted EBITDA(1) of $56.2 million, up 61% Year-over-Year

Over 200 Year to Date shipments of Gogo's new cutting-edge Low Earth Orbit HDX antenna

On track for year-end 2025 network launch of Gogo's new high-speed 5G Air-to-Ground (ATG) network

All-time record of 437 ATG quarterly equipment shipments

Reiterates 2025 Financial Guidance at the high end of the guided ranges for Revenue, Adjusted EBITDA and Free Cash Flow

BROOMFIELD, Colo. - November 6, 2025 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government mobility aviation markets, today announced its financial results for the quarter ended September 30, 2025. Third quarter financial results for Gogo include the impact of the acquisition of Satcom Direct, LLC and certain of its affiliates and subsidiaries (collectively, "Satcom Direct"), which closed on December 3, 2024.

Q3 2025 Financial and Operating Highlights

•
Total revenue of $223.6 million increased 122% compared to Q3 2024 and decreased 1% compared to Q2 2025. Total revenue decreased 1% compared to Q3 2024 pro-forma revenue of $226.8 million. Satcom Direct contributed revenue of $121.8 million in Q3 2025, compared to its revenues as a standalone company of $126.3 million in Q3 2024.
o
Service revenue of $190.0 million increased 132% compared to Q3 2024 and decreased 2% compared to Q2 2025.
o
Equipment revenue of $33.6 million increased 80% compared to Q3 2024 and increased 5% compared to Q2 2025.
•
Year-to-date HDX equipment shipments exceeded 200 as of November 4, 2025, as compared to the 77 year-to-date HDX shipments as of the Q2 2025 earnings call on August 7, 2025.
•
ATG equipment units sold in Q3 totaled 437, an all-time record and up 8% sequentially.
o
AVANCE units sold(2) in Q3 totaled 208, a decrease of 3% compared to Q3 2024 and a decrease of 25% compared to Q2 2025.

o
C-1 units sold in Q3 totaled 229, an increase of 78% compared to Q2 2025. Gogo's C-1 solution is a simple box swap designed to allow connectivity for Classic ATG customers on Gogo's new LTE network when it is expected to come online in May 2026.
•
Total AVANCE ATG aircraft online (“AOL”)(2) as of September 30, 2025, grew to 4,890, an increase of 12% compared to September 30, 2024 and 2% compared to June 30, 2025. C-1 AOL reached 101 as of September 30, 2025, an increase from 21 as of June 30, 2025.
o
AVANCE units comprised approximately 75% of total ATG AOL as of September 30, 2025, up from 62% as of September 30, 2024 and up from 71% as of June 30, 2025.
o
Total ATG AOL(2) of 6,529 decreased approximately 7% compared to September 30, 2024 and decreased approximately 3% compared to June 30, 2025.
•
Average Monthly Connectivity Service Revenue per ATG aircraft online (“ARPU”)(2) for the third quarter was $3,407, a decrease of 3% compared to Q3 2024 and 1% compared to Q2 2025.
•
Broadband GEO AOL(2) of 1,343 increased 14% compared to September 30, 2024 and increased 2% compared to June 30, 2025. Broadband GEO AOL is the number of Satcom Direct aircraft as of September 30, 2024 and June 30, 2025, excluding aircraft receiving services through GEO satellite networks that are end-of-life and GEO AOL tied to military/government customers.
•
Net income for the quarter was a negative $1.9 million, which includes a $15 million pre-tax accrual for an earn-out adjustment related to the acquisition of Satcom Direct. Net income in Q3 2024 and Q2 2025 was $10.6 million and $12.8 million, respectively.
•
Adjusted EBITDA(1) of $56.2 million, which includes approximately $1.6 million of operating expenses related to Gogo Galileo and 5G and excludes $2.9 million of acquisition and integration-related costs related to the Satcom Direct acquisition, increased 61% compared to Q3 2024 and decreased 9% compared to Q2 2025.
•
Net cash provided by operating activities was $46.8 million in Q3 2025 up from $25.1 million in Q3 2024 and $36.7 million in Q2 2025.
o
Free Cash Flow(1) of $30.6 million in Q3 2025 was up from $24.6 million in the prior-year period and down from $33.5 million in Q2 2025.
o
Cash and cash equivalents increased to $133.6 million as of September 30, 2025 compared to $102.1 million as of June 30, 2025 and $41.8 million as of December 31, 2024.

Recent Company Highlights

•
Gogo completed a successful end-to-end airborne call on its new 5G network. The Company confirms timing for a year-end 2025 network launch for its 5G network.
•
VistaJet announced its plans to deploy Gogo Galileo across its global fleet of business aircraft, with HDX installations beginning in Europe this month and in the United States and Asia starting in January of 2026.
•
Gogo's FDX antenna will be a LEO line-fit option on all new Bombardier Challenger and Global business aircraft types.
•
Gogo has completed 19 HDX Supplemental Type Certificates (“STCs”) out of a total of 40 under contract and 2 FDX STCs out of a total of 7 under contract.
•
Gogo announced its first multi-orbit, multi-band contract win in its Military/Government customer base. The five year contract with a US Federal agency includes 5G, LEO and GEO bandwidth services.

•
SES Space & Defense has been awarded a five-year Blanket Purchase Agreement (BPA) through U.S. Space Force’s Space Systems Command (SSC) to deliver managed global Ku-band GEO FlexAir services utilizing Gogo's Plane Simple® Ku-band antennas designed to provide scalable, secure and high-speed satellite connectivity across government operations worldwide.

“In recent months, we have made substantial progress on all new product launches: HDX, FDX and 5G,” said Chris Moore, CEO of Gogo. "Customer demand continues to accelerate and we expect significant growth in both shipments and installations in 2026 for all of these game changing products, which are purpose built for the business aviation market.”

“We reiterate the high-end of our 2025 financial guidance ranges for revenue, Adjusted EBITDA and Free Cash Flow,” said Zac Cotner, CFO of Gogo. “We expect to pursue opportunities to reduce interest expense in 2026 as we benefit from new product revenue growth, further synergy benefits and the decline of 5G, HDX and FDX investments.”

Reiterates 2025 Financial Guidance

Gogo reiterates its 2025 financial guidance provided on the Q2 earnings call. This guidance includes the potential impact of the current tariffs and tariff proposals.

Total revenue at the high end of the range of $870 million to $910 million.

Adjusted EBITDA(1) at the high end of the range of $200 million to $220 million. This includes operating expenses of approximately $15 million for strategic and operational initiatives, including 5G and Galileo, versus the prior estimate of $20 million.

Free Cash Flow(1) at the high end of the range of $60 million to $90 million. This includes $40 million slated for strategic investments in 2025, net of any FCC reimbursement, versus prior expectations of $60 million.

Net capital expenditures of $40 million, consistent with prior guidance. This assumes $30 million in reimbursement from the FCC Reimbursement Program versus prior expectations for reimbursement of $50 million.

(1)
See “Non-GAAP Financial Measures” below.
(2)
See "Key Operating Metrics" below.

The Company believes that it remains appropriate to provide annual guidance at this time. The Company may determine to provide longer-term targets in the future, as it continues to integrate the Satcom Direct business and assess the trajectory of our new product launches.

Conference Call

The Company will host its third quarter conference call on November 6, 2025 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

3Q Earnings Call Webcast Link: https://edge.media-server.com/mmc/p/5khi8y52

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register-conf.media-server.com/register/BI27743dd279d24a819483611ab9aa2e68

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Operating Metrics

Our management regularly reviews financial and operating metrics, including the key operating metrics in this press release under "Supplemental Information - Key Operating Metrics," to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity and other service offerings; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the continued expansion of our business outside of the United States; foreign currency risk; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of attention to climate change, conservation measures and other sustainability-related matters; our ability to evaluate or pursue strategic opportunities; our ability to integrate Satcom Direct’s business, and the potential failure to realize or delay in realizing all of the anticipated benefits of the acquisition; the changes in executive management that occurred as part of the Satcom Direct acquisition; our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cyberattacks, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet (including the ongoing government shutdown); our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; our ability to fully utilize our tax losses and other factors listed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission (“SEC”) on March 14, 2025 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground technology and access to multiple satellite constellations to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Service revenue	$189,956	$81,857	$582,533	$245,459
Equipment revenue	33,629	18,672	97,397	61,451
Total revenue	223,585	100,529	679,930	306,910
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	91,593	19,051	277,023	55,793
Cost of equipment revenue (exclusive of amounts shown below)	31,032	15,165	88,039	47,383
Engineering, design and development	15,681	9,759	42,078	29,279
Sales and marketing	13,464	8,551	42,415	25,870
General and administrative	27,858	24,917	86,010	61,416
Depreciation and amortization	15,214	4,015	44,474	11,743
Total operating expenses	194,842	81,458	580,039	231,484
Operating income	28,743	19,071	99,891	75,426
Other expense (income):
Interest income	(1,479)	(2,419)	(3,251)	(6,587)
Interest expense	17,681	9,670	50,650	26,193
Change in fair value of earnout liability	15,000	—	18,900	—
Other expense (income), net	(1,896)	(332)	(1,811)	1,286
Total other expense	29,306	6,919	64,488	20,892
Income (loss) before income taxes	(563)	12,152	35,403	54,534
Income tax provision	1,367	1,522	12,484	12,575
Net income (loss)	$(1,930)	$10,630	$22,919	$41,959

Net income (loss) attributable to common stock per share:
Basic	$(0.01)	$0.08	$0.17	$0.33
Diluted	$(0.01)	$0.08	$0.17	$0.32
Weighted average number of shares:
Basic	134,657	127,918	133,403	128,513
Diluted	134,657	130,389	136,640	131,538

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$133,572	$41,765
Accounts receivable, net of allowances of $6,318 and $4,467, respectively	114,358	111,513
Inventories	81,891	97,934
Assets held for sale	16,625	16,625
Prepaid expenses and other current assets	77,162	55,256
Total current assets	423,608	323,093
Non-current assets:
Property and equipment, net	115,766	119,125
Intangible assets, net	255,706	275,331
Goodwill	192,638	184,831
Operating lease right-of-use assets	60,401	68,465
Investment in convertible note	—	4,207
Other non-current assets, net of allowances of $450 and $861, respectively	36,660	36,870
Deferred income taxes	210,323	217,309
Total non-current assets	871,494	906,138
Total assets	$1,295,102	$1,229,231
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,394	$67,231
Accrued liabilities	134,717	81,889
Deferred revenue	32,114	30,408
Current portion of long-term debt	2,500	2,500
Total current liabilities	243,725	182,028
Non-current liabilities:
Long-term debt	833,030	831,581
Non-current operating lease liabilities	58,742	68,178
Other non-current liabilities	52,649	78,120
Total non-current liabilities	944,421	977,879
Total liabilities	1,188,146	1,159,907
Stockholders’ equity
Common stock	13	14
Additional paid-in capital	1,283,209	1,460,270
Accumulated other comprehensive income	960	5,567
Treasury stock, at cost	—	(196,382)
Accumulated deficit	(1,177,226)	(1,200,145)
Total stockholders’ equity	106,956	69,324
Total liabilities and stockholders’ equity	$1,295,102	$1,229,231

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$22,919	$41,959
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	44,474	11,743
Loss on asset disposals, abandonments and write-downs	44	101
Provision for expected credit losses	494	1,310
Deferred income taxes	9,569	10,740
Stock-based compensation expense	18,520	14,755
Amortization of deferred financing costs and interest rate caps	4,196	3,785
Accretion of debt discount	1,293	309
Change in fair value of earnout liability	18,900	—
Change in fair value of convertible note investment	(458)	1,239
Changes in operating assets and liabilities:
Accounts receivable	(5,678)	1,177
Inventories	16,058	(11,661)
Prepaid expenses and other current assets	(10,475)	(13,605)
Contract assets	(9,429)	(4,313)
Accounts payable	(930)	9,750
Accrued liabilities	17,156	12,956
Deferred revenue	(8,396)	844
Accrued interest	(2,046)	(316)
Other non-current assets and liabilities	(224)	(1,033)
Net cash provided by operating activities	115,987	79,740
Investing activities:
Purchases of property and equipment	(25,473)	(9,254)
Acquisition of intangible assets—capitalized software	(9,259)	(9,640)
Acquisition of Satcom Direct, net of cash acquired	(1,612)	—
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	3,783	1,215
Proceeds from interest rate caps	9,088	19,454
Purchase of convertible note	—	(5,000)
Net cash used in investing activities	(23,473)	(3,225)
Financing activities:
Payments on term loan	(1,875)	(5,438)
Repurchases of common stock	—	(30,763)
Payments on financing leases	(33)	(8)
Stock-based compensation activity	800	(2,693)
Net cash used in financing activities	(1,108)	(38,902)
Effect of exchange rate changes on cash	328	29
Increase in cash, cash equivalents and restricted cash	91,734	37,642
Cash, cash equivalents and restricted cash at beginning of period	42,304	139,366
Cash, cash equivalents and restricted cash at end of period	$134,038	$177,008
Cash, cash equivalents and restricted cash at end of period	$134,038	$177,008
Less: current restricted cash	72	—
Less: non-current restricted cash	394	330
Cash and cash equivalents at end of period	$133,572	$176,678
Supplemental cash flow information:
Cash paid for interest	$59,260	$42,893
Cash paid for taxes	1,962	2,264
Non-cash investing activities:
Purchases of property, equipment and intangibles in liabilities	$12,741	$5,658

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Service revenue by type
Satellite broadband	$78,489	$1,143	$232,874	$3,077
ATG broadband	71,051	77,664	221,235	233,229
Narrowband and other	40,416	3,050	128,424	9,153
Total service revenue by type	$189,956	$81,857	$582,533	$245,459
Service revenue by market
Business aviation	$162,622	$81,857	$497,269	$245,459
Military / Government	27,334	—	85,264	—
Total service revenue by market	$189,956	$81,857	$582,533	$245,459

Equipment revenue
Satellite broadband	$9,511	$55	$20,449	$165
ATG broadband	17,456	16,001	57,914	52,544
Narrowband and other	6,662	2,616	19,034	8,742
Total equipment revenue	$33,629	$18,672	$97,397	$61,451

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Aircraft online (at period end)
ATG AVANCE	4,890	4,379	4,890	4,379
Gogo Biz	1,639	2,637	1,639	2,637
Total ATG	6,529	7,016	6,529	7,016
GEO aircraft online	1,343	11	1,343	11
Average monthly connectivity service revenue per ATG aircraft online	$3,407	$3,497	$3,435	$3,474
ATG units sold	437	214	1,159	703
•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services in the last month of the period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services in the last month of the period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life and military/government GEO aircraft online. Pro-forma GEO aircraft online as of Q3 2024 (assuming acquisition of Satcom Direct prior to that date) was 1,182. We are providing this pro forma number because this metric relates primarily to the business of Satcom Direct.
•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ATG ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.

For more information, see "Key Operating Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2025	2024	2025 over 2024	2025	2024	2025 over 2024
Service revenue	$189,956	$81,857	132.1%	$582,533	$245,459	137.3%
Equipment revenue	33,629	18,672	80.1%	97,397	61,451	58.5%
Total revenue	$223,585	$100,529	122.4%	$679,930	$306,910	121.5%

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2025	2024	2025 over 2024	2025	2024	2025 over 2024
Cost of service revenue (1)	$91,593	$19,051	380.8%	$277,023	$55,793	396.5%
Cost of equipment revenue (1)	$31,032	$15,165	104.6%	$88,039	$47,383	85.8%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2025	2024	2025	2024	2025
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$(1,930)	$10,630	$22,919	$41,959	$12,807
Interest expense	17,681	9,670	50,650	26,193	16,411
Interest income	(1,479)	(2,419)	(3,251)	(6,587)	(1,182)
Income tax provision	1,367	1,522	12,484	12,575	4,174
Depreciation and amortization	15,214	4,015	44,474	11,743	15,117
EBITDA	30,853	23,418	127,276	85,883	47,327
Stock-based compensation expense	6,662	5,030	18,520	14,755	6,367
Change in fair value of earnout liability	15,000	—	18,900	—	3,900
Acquisition and integration-related costs(1)	2,856	6,654	12,956	6,654	3,633
Amortization of acquisition-related inventory step-up costs	748	—	2,244	—	748
Litigation settlement costs	500	—	500	—	—
Change in fair value of convertible note investment	(458)	(323)	(458)	1,239	(253)
Adjusted EBITDA	$56,161	$34,779	$179,938	$108,531	$61,722

Free Cash Flow:
Net cash provided by operating activities (GAAP) (2)	$46,804	$25,134	$115,987	$79,740	$36,711
Consolidated capital expenditures (2)	(22,626)	(8,196)	(34,732)	(18,894)	(5,937)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	3,374	1,120	3,783	1,215	(155)
Proceeds from interest rate caps (2)	3,000	6,536	9,088	19,454	2,918
Free cash flow	$30,552	$24,594	$94,126	$81,515	$33,537

(1)
For the three months ended September 30, 2025, figure consists of integration-related advisory fees of $0.7 million and severance and other compensation-related costs of $2.2 million. For the nine months ended September 30, 2025, figure consists of integration-related advisory fees of $6.1 million and severance and other compensation-related costs of $6.9 million. For the three months ended June 30, 2025, figure consists of $1.5 million of integration-related advisory fees and severance of other compensation-related costs of $2.2 million.
(2)
See Unaudited Condensed Consolidated Statements of Cash Flows.

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2025 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$90	$120
Consolidated capital expenditures	(70)	(70)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	30	30
Proceeds from interest rate caps	10	10
Free cash flow	$60	$90

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs and changes in fair value of the earnout liability, (iii) litigation settlement costs, and (iv) change in fair value of convertible note investment. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the changes in fair value of the earnout liability related to the acquisition of Satcom Direct from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude litigation settlement costs from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note investment from Adjusted EBITDA because this activity is not related to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.